EXHIBIT 99.1

CONTACT:
U.S. Physical Therapy, Inc.
Larry McAfee, Chief Financial Officer
Chris Reading, Chief Executive Officer
(713) 297-7000

U.S. Physical Therapy
Acquisition Announcement

Houston, TX, March 2, 2016 – U.S. Physical Therapy, Inc. (NYSE: USPH), a national operator of outpatient physical therapy clinics, announced that this week the Company completed an acquisition. In the most recent transaction, the Company acquired a 55% interest in an eight location physical therapy practice.  The business has approximately 65,000 patient visits per year and generates $9.0 million in annual revenue. The purchase price was $13.7 million.

Chris Reading, U.S. Physical Therapy Chief Executive Officer, said, "We are extremely pleased to be working with this very capable group of clinician partners and their talented staff of professionals.  They treat some of the most elite athletes in the nation while also providing terrific care and service to all of their patients and to the communities where they serve.  We very much look forward to assisting them with their growth plans.  This is our second acquisition in the past few months."

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 514 outpatient physical therapy clinics in 42 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 21 physical therapy facilities for unaffiliated third parties, including hospitals and physician groups.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

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